UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

BOX, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE L LP

STARBOARD VALUE R LP

STARBOARD VALUE R GP LLC

STARBOARD X MASTER FUND LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

XAVIER D. WILLIAMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

Item 1: On September 3, 2021, Starboard issued the following press release:

STARBOARD ISSUES STATEMENT ON PROXY ADVISORY FIRM RECOMMENDATIONS

Egan-Jones Recommends Box Stockholders Vote on Starboard’s WHITE Proxy Card to Elect All 3 of Starboard’s Nominees at Upcoming Annual Meeting

Three Proxy Advisory Firms Have Highlighted Starboard’s Positive Impact at Box and Recognize the Need for Change on Box’s Board

Three Proxy Advisory Firms Have Expressed Concerns with the KKR-Led Preferred Equity Financing, Calling it a “Head-Scratcher”, “Puzzling”, and “Questionable and Unwarranted”

Glass Lewis and Egan-Jones Both Recommend that Stockholders Vote on Starboard’s WHITE Proxy Card Including for the Election of Peter Feld as a Direct Representative of Common Stockholders

Starboard Appreciates the Support from Fellow Stockholders Who Have Voted on Starboard’s WHITE Proxy Card for the Election of Starboard’s Nominees

Starboard Urges All Stockholders to Vote the WHITE Proxy Card to Support the Election of All Three of Starboard’s Highly Qualified Nominees

NEW YORK, NY – September 3, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard” or “we”), one of the largest stockholders of Box, Inc. (“Box” or the “Company”) (NYSE: BOX), with an ownership stake of approximately 8.6% of the Company’s outstanding shares, today announced that Egan-Jones Proxy Services (“Egan-Jones”), an independent proxy voting advisory firm, has recommended that Box stockholders vote on Starboard’s WHITE proxy card to elect all three of Starboard’s nominees to the Box Board of Directors (the “Board”) at the Company’s upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”).  Egan-Jones’ recommendation, combined with prior commentary issued by Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), provides significant validation that change is needed on Box’s Board to ensure improved operational, governance, and compensation practices, as well as renewed accountability to common stockholders. Egan-Jones and Glass Lewis also both recommended that stockholders vote “AGAINST” the Company’s “say-on-pay” proposal at the upcoming Annual Meeting, providing strong validation for Starboard’s concerns regarding poor compensation practices at Box.  All three proxy voting advisory firms have acknowledged that Starboard has had a positive impact on Box and have also expressed serious concerns with the defensive preferred equity financing led by KKR.

Peter Feld, Managing Member of Starboard Value LP, stated, “We are pleased that Egan-Jones, an independent proxy voting advisory firm, has recommended stockholders vote on our White proxy card for all three of Starboard’s nominees. Egan-Jones joins Glass Lewis and ISS in recognizing the positive impact Starboard has had at Box over the past two years and in highlighting serious concerns with the KKR-led preferred equity financing and related self-tender. We appreciate that Glass Lewis and Egan Jones also both recognize the need for direct common stockholder representation on the Board and that we have the expertise and experience required to help oversee a transformation at Box. The incumbent Board must be held accountable for overseeing years of poor performance, stockholder-unfriendly capital allocation decisions, and serious issues with executive compensation and governance practices.

Note: Permission to quote from the ISS, Glass Lewis, and Egan-Jones reports was neither sought nor obtained. Emphases added.

Our only goal is to help Box perform better and adopt best-in-class practices across operating performance, financial results, governance, and compensation. We, and our nominees, are open-minded about any and all ways to create value at Box, and we are fully and directly aligned with you, our fellow common stockholders. We are seeking your support to elect a minority of new independent directors, including myself as a direct representative of stockholders, to ensure renewed accountability and consistent, improved execution moving forward. Our slate would add needed diversity, differentiated skill sets, and importantly, common stockholder representation to the Board.”

Egan-Jones recommended that stockholders should vote on Starboard’s WHITE proxy card saying:

“Based on our review of publicly available information, we believe that voting FOR the Starboard nominees is in the best interest of the Company and its shareholders. In arriving at that conclusion, we have considered the following factors:

•	In our view, there is a compelling reason to vote for Starboard nominees due to the fact that the current Board has shown lack of accountability with regards to the abysmal performance and poor decisions for the past years.
•	We believe that Box has an underlying potential among its peers that the Board has failed to maximize. As disclosed in the SEC filing, BOX underperformed its Peer Group by more than 400% and the broader software market by nearly 250% during this time. As a Company that is believed to be well-positioned in software and technology, we believe that the Board has inflicted its current state by its poor operational and financial execution.
•	In our opinion, the Company’s questionable and unwarranted financings show how the Board has failed to act in the best interests of the shareholders, but instead favored its own preferred investors. Specifically, the KKR Financing has caused the Company to prematurely raise capital which will be of no benefit to the Company and its shareholders.
•	While Starboard acknowledges the inclusion of its own director nominees two years ago, we believe that the Board has failed to engage constructively that will aim for progress and growth. As such, we believe that electing the Starboard Nominees once again - Deborah S. Conrad, Peter A. Feld and Xavier D. Williams – will bring fresh ideas and perspectives in the board room, in order to improve not only the financial and operational aspects of the Company, but its corporate governance practices as well.”

We appreciate the support from stockholders who have already voted for Starboard’s nominees on the WHITE proxy card and urge all of our fellow stockholders to vote the WHITE proxy card TODAY to support the election of all three of Starboard’s highly qualified nominees.

Excerpts from Proxy Advisory Firms’ Analysis & Recommendations

In Highlighting the Positive Impact of Starboard’s Involvement on Box:

“By the same stroke, we believe it should be noted the principal change agent here clearly remains Starboard, as noted with the broader market generally endorsing the Dissident's challenges to the Company's status quo.” – Glass Lewis

“The dissident [Starboard] deserves significant credit for the changes that have taken place since it reached a settlement with the company in March 2020, and the share price performance since the settlement, as well as since the dissident's renewed campaign, likely reflects the positive impact of the dissident's involvement.” – ISS

In Supporting the Election of Starboard’s Nominees to the Board:

“Given the sum of the foregoing factors, while we maintain a more fulsome and even-handed assessment of Box's post-settlement strategic narrative is challenging here, we believe there remains sufficient cause to support the election of a direct shareholder representative at this time.” – Glass Lewis

“While Starboard acknowledges the inclusion of its own director nominees two years ago, we believe that the Board has failed to engage constructively that will aim for progress and growth. As such, we believe that electing the Starboard Nominees once again - Deborah S. Conrad, Peter A. Feld and Xavier D. Williams – will bring fresh ideas and perspectives in the board room, in order to improve not only the financial and operational aspects of the Company, but its corporate governance practices as well.” – Egan-Jones

On Box’s Stockholder-Unfriendly Preferred Equity Financing Led by KKR:

“Turning, then, to another matter of significant post-settlement contention, we believe investors ultimately have adequate cause to take a relatively dim view of Box's recent capital raising initiatives…

…In short, we consider Starboard's lengthy criticism of the KKR financing is warranted and substantially more persuasive than the board's much more generous representations.” – Glass Lewis

“For instance, many of the governance concerns raised by the dissident about the terms of the $500 million financing and KKR's involvement appear valid…

The revelation that KKR syndicated the convert underscores the concerns that shareholders have about the voting requirements and the need for this financing, and undermine the company's argument that it has brought in KKR as a strategic partner. Some of these issues likely resonate with shareholders because of the company's governance track record prior to the dissident's involvement.” – ISS

“In our opinion, the Company’s questionable and unwarranted financings show how the Board has failed to act in the best interests of the shareholders, but instead favored its own preferred investors. Specifically, the KKR Financing has caused the Company to prematurely raise capital which will be of no benefit to the Company and its shareholders.” – Egan-Jones

On Box’s Poor Corporate Governance and Poor Compensation Practices:

“These issues pile on to the fact that critical portions of Box's governance architecture remain problematic, a concern which is itself bolstered by the Company's recently executed and curiously reasoned financing with KKR. These issues may suggest the reconstituted board, when pressed, is problematically inclined to revert to obstructive methodologies, while concurrently meting out incremental change in order to burnish optics and potentially mollify investors mulling the potential upside of a partial board spill…

With respect to compensation matters, while we acknowledge Box's overall structure has yielded payouts which seem reasonably aligned with performance (i.e. a "B" grade in our Pay-for-Performance model for the most recent period), we believe critical portions of Box's incentive programs continue to hinge on questionably reasoned tenets. This notably includes a heavy shift toward time-based vesting for long-term awards, as well as a disconcerting lack of clarity around maximum short-term incentive payouts. As a result, we currently believe investors have ample cause to reject Box's advisory vote on executive compensation at this time.” – Glass Lewis

“After taking into account both the quantitative and qualitative measures outlined below, we believe that shareholders cannot support the current compensation policies put in place by the Company’s directors. Furthermore, we believe that the Company’s compensation policies and procedures are not effective or strongly aligned with the long-term interest of its shareholders. Therefore, we recommend a vote AGAINST this Proposal.” – Egan-Jones

STARBOARD URGES ALL STOCKHOLDERS TO VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO DRIVE MUCH NEEDED CHANGE AT BOX

RESTORE AND ENHANCE THE VALUE OF YOUR BOX INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY

Starboard’s publicly filed investor materials can be accessed at www.shareholdersforbox.com.

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of Starboard’s proxy materials,

please contact Okapi Partners LLC, which is assisting Starboard, at the phone numbers or email listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Stockholders may call toll-free: (855) 208-8901

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

box@starboardvalue.com

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(855) 208-8901

Item 2: Also on September 3, 2021, Starboard uploaded the following materials to www.shareholdersforbox.com:

Home About Starboard Our Nominees History Investor Materials How To Vote Contact

Investor Materials

PRESENTATIONS

Investor Presentation | August 9, 2021

PROXY STATEMENTS

Definitive Proxy | July 20, 2021

Proxy Materials Press Release | June 21, 2021

LETTERS & STATEMENTS

Starboard Issues Statement Regarding Proxy Advisory Firm Recommendations | September 3, 2021

Starboard Value LP Letter to BOX Stockholders | August 30, 2021

Starboard Issues Statement Regarding Box Glass Lewis Report | August 27, 2021

Starboard Issues Statement Regarding Box ISS Report | August 24, 2021

Starboard Issues Statement in Response to Recent Materials Published by Box | August 17, 2021

Starboard Value LP Delivers Letter to BOX Stockholders | August 16, 2021

Starboard Issues Statement Regarding Issuance of Detailed Investor Presentation on Box | August 9, 2021

Starboard Value LP Definitive Proxy Letter to BOX Stockholders | July 20, 2021

Starboard Value LP Books and Records Request Letter to BOX Stockholders | May 17, 2021

Starboard Value LP Delivers Nomination Letter to BOX Stockholders | May 10, 2021

Starboard Value LP Delivers Letter to BOX Stockholders | May 3, 2021

Starboard Value

box@starboardvalue.com

Okapi Partners LLC

Bruce H. Goldfarb | Patrick McHugh
(212) 297-0720

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